July 31, 2000

Mr. Robert S. Kocol
577 Manorwood Lane
Louisville, Colorado 80027

                  RE: Extension to Retention Agreement

Dear Bobby:

Your Retention Agreement dated January 27, 2000 (the "Retention Agreement") provides that you will remain an employee of Storage Technology Corporation ("StorageTek") through at least July 31, 2000 (the "Termination Date" as defined in the Retention Agreement). This letter will confirm our agreement to extend the Termination Date of your employment with StorageTek until at least December 31, 2000 (the "New Termination Date") pursuant to the terms of the Retention Agreement (said extension interval to be called the "Extension Period"). Unless specifically modified in this letter, all other terms and conditions in the Retention Agreement will remain in effect.

As further consideration for the expansion of your current responsibilities and the extension of your employment with the StorageTek through the New Termination Date, StorageTek will pay you (i) an additional cash payment in the amount of $50,000.00 within fifteen working days of the date hereof, and (ii) an additional payment in the amount of $50,000.00, within 30 days of the New Termination Date. This additional consideration is subject to same terms and conditions as outlined in the "Separation Payment" paragraph of your Retention Agreement, and will be paid to you in addition to the amounts stated therein.

You further agree and acknowledge that you will have 90 days from the New Termination Date to exercise any of your stock options that are vested on the New Termination Date. However, should your responsibilities as an employee of the StorageTek during the Extension Period render you ineligible to trade in the StorageTek's stock due to your possession of "material inside information" on the New Termination Date, you and the StorageTek may agree to enter into a consulting agreement for a period of time not to exceed 90 days, during which time all stock options (i) which were granted to you under the StorageTek 1995 Equity Participation Plan, and (ii) which were vested and exercisable by you on the New Termination Date will remain exercisable by you for the term of the consulting period and for a period of 90 days thereafter.

All terms of your Retention Agreement remain in full force with the exception of the above revisions.

Please sign both copies of this letter below, indicating your acceptance, and return one copy for our files.

Accepted and Agreed:                            StorageTek:

/s/ Robert S. Kocol                     /s/ Patrick J. Martin
-----------------                         ---------------------
Robert S. Kocol                                 Patrick J. Martin
                                                Chairman, President and
Chief Executive Officer